EXHIBIT 10.14

ULTRATECH STEPPER

TERMINATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

1.               The intent of this Agreement and Release is to mutually, amicably and finally resolve and compromise all issues and claims surrounding Ellery Buchanan employment by Ultratech Stepper (herein called the “Company”).  The execution of this Agreement shall not in any way be considered an admission of any liability on the part of the Company.

2.               In exchange for the Release described below, the Company agrees to pay Ellery Buchanan: a) an additional thirty-seven (37) weeks of base salary (less appropriate payroll taxes) which is in effect on Monday, September 30, 2002 (base salary does not include any bonuses or other compensation), b) the Company will continue health benefits through the end of October 2002 and c) the Company will pay Ellery Buchanan $11,700 for benefit continuation, if he so wishes.

3.               In consideration for the payment described in paragraph 2 above, Ellery Buchanan, his representatives, successors, and assigns do hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, its shareholders, officers, and all other representatives, agents, directors, employees, successors, and assigns from all claims, rights, demands, actions, obligations, and causes of action of any and every kind of nature and character, known and unknown, which Ellery Buchanan may now have or has ever had against them arising from or in any way connected with the employment relationship between Ellery Buchanan and the Company, and any action during the relationship or the termination thereof, including but not limited to all “wrongful discharge” claims and all claims relating to any contracts of employment, expressed or implied; any covenant of good faith and fair dealing, expressed or implied; any tort of any nature; any federal, state or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. section 1981; and any other laws and regulations relating to employment discrimination; and any and all claims for attorneys’ fees and costs.

4.               Ellery Buchanan has read Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS OF WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXCUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Ellery Buchanan understands that Section 1542 gives him the right not to release existing claims, of which he is not now aware, unless he voluntarily chooses to waive this right.  Nevertheless, having been so appraised, he hereby voluntarily elects to waive and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, whenever arising from the subject of this Agreement.

5.               Ellery Buchanan acknowledges that the Company advised him to consult with an attorney prior to signing the Release; advised him that he had twenty-one (21) days in which to consider whether he should sign this Release; and advised him that if he signed this Release, he would be given seven (7) days following the date in which he signed the Release to revoke it and that the Release would not be effective until after this seven-day period has lapsed.

6.               This Release shall become effective on the eighth (8th) day following the date in which it is signed by Ellery Buchanan.  It is understood that Ellery Buchanan may revoke his approval of this Release in the seven-day period following the date in which he signs the Release.

7.               This Agreement constitutes the entire understanding of the parties on the subjects covered.  Ellery Buchanan expressly warrants that he has read and fully understands this Agreement; that he understands that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Release in reliance on any promises, representations, or inducements other than those contained herein; and that he is executing this Release voluntarily, free of any duress or coercion.

/s/ Heidi M. Ordwein
Heidi M. Ordwein	Dated	September 30, 2003
Director, Employee Relations

/s/ Ellery Buchanan
Ellery Buchanan	Dated	September 30, 2003